EXHIBIT 19 - FINANCIAL STATEMENTS - UNAUDITED

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000

Net sales	$581,569	$537,332	$1,158,964	$1,049,948
Costs and expenses:
Cost of products sold	459,245	423,267	919,453	828,330
Selling, general and administrative expenses	52,944	47,914	109,038	98,768
Research and development	2,704	2,448	5,188	5,024
Interest expense	8,244	6,383	18,925	12,106
Other costs, net	922	113	564	724
Minority interest in net income	121	157	220	203

Income before income taxes	57,389	57,050	105,576	104,793
Provision for income taxes	21,900	21,700	40,400	39,800

Net income	$35,489	$35,350	$65,176	$64,993

Basic earnings per share of common stock	$.67	$.67	$1.23	$1.22

Diluted earnings per share of common stock	$.67	$.66	$1.23	$1.21

Cash dividends paid per share of common stock	$.25	$.24	$.50	$.48

Weighted-average common shares outstanding	52,812	53,139	52,807	53,307

Weighted-average common shares and common stock equivalents outstanding	52,922	53,617	52,940	53,652

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	June 30, 2001	December 31, 2000
ASSETS

Cash	$34,892	$28,910
Accounts receivable - net	293,165	301,974
Inventories	284,427	274,323
Prepaid expenses and deferred charges	30,990	34,752

Total current assets	643,474	639,959

Property and equipment, net	830,214	825,754

Goodwill	290,139	297,898
Intangible assets, deferred charges, and other assets	122,515	125,032

Total	412,654	422,930

TOTAL ASSETS	$1,886,342	$1,888,643

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt	$178,191	$227,459
Short-term borrowings	3,766	7,353
Accounts payable	205,693	207,115
Accrued salaries and wages	36,589	43,661
Accrued income and other taxes	20,376	9,509

Total current liabilities	444,615	495,097
Long-term debt, less current portion	439,133	437,952
Deferred taxes	108,535	103,621
Other liabilities and deferred credits	59,090	51,646

Total liabilities	1,051,373	1,088,316

Minority interest	1,833	1,570

Stockholders' equity:

Common stock issued and outstanding (61,195,954 and 60,972,802 shares)	6,119	6,097
Capital in excess of par value	242,335	237,100
Retained earnings	893,277	854,506
Other comprehensive loss	(59,504)	(49,855)
Common stock held in treasury at cost (8,370,388 and 8,370,388 shares)	(249,091)	(249,091)

Total stockholders' equity	833,136	798,757

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,886,342	$1,888,643

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2001	2000
Cash flows from operating activities
Net income	$65,176	$64,993
Non-cash items:
Depreciation and amortization	63,332	52,601
Minority interest in net income	220	203
Deferred income taxes, non-current portion	5,000	1,587
Losses of unconsolidated affiliated companies	1,961	989
Tax benefits related to stock incentive programs	1,400	841
Loss (gain) on sale of property and equipment	320	(15)
Changes in working capital, net of effects of acquisitions and dispositions	7,335	(34,865)
Net change in deferred charges and credits	(819)	(3,401)

Net cash provided by operating activities	143,925	82,933

Cash flows from investing activities
Additions to property and equipment	(60,341)	(51,890)
Business acquisitions	(605)	(3,277)
Proceeds from sale of property and equipment	414	247
Other		10

Net cash used in investing activities	(60,532)	(54,910)

Cash flows from financing activities
Change in long-term debt excluding debt assumed in business acquisition	1,513	37,530
Change in short-term debt	(52,501)	(1,707)
Cash dividends paid	(26,405)	(25,624)
Common stock purchased for the treasury		(25,065)
Stock incentive programs	(1,400)	(841)

Net cash used by financing activities	(78,793)	(15,707)

Effect of exchange rates on cash	1,382	(1,791)

Net increase in cash	5,982	10,525

Cash balance at beginning of year	28,910	18,187

Cash balance at end of period	$34,892	$28,712

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(dollars in thousands, except per share amounts)	Common Stock	Capital In Excess Of Par Value	Retained Earnings	Accumulated Other Income (Loss)	Common Stock Held In Treasury	Total Stockholders' Equity

Balance at December 31, 1998	$5,906	$181,908	$708,362	$(6,116)	$(202,206)	$687,854

Net income for 1999			114,775			114,775
Translation adjustment for 1999				(24,353)		(24,353)
Pension liability adjustment, net of $(536) tax benefit				(175)		(175)
Total comprehensive income						90,247

Cash dividends paid on common stock $.92 per share			(48,126)			(48,126)

Stock incentive programs and related tax effects	4	49				53
Purchase of 122,599 shares of common stock					(4,133)	(4,133)

Balance at December 31, 1999	5,910	181,957	775,011	(30,644)	(206,339)	725,895

Net income for 2000			130,602			130,602
Translation adjustment for 2000				(19,178)		(19,178)
Pension liability adjustment, net of $(642) tax benefit				(33)		(33)

Total comprehensive income						111,391

Cash dividends paid on common stock $.96 per share			(51,107)			(51,107)
1,730,952 shares of common stock issued in
acquisition of minority interest	173	54,676				54,849
Stock incentive programs and related tax effects	14	467				481
Purchase of 1,460,900 shares of common stock					(42,752)	(42,752)

Balance at December 31, 2000	6,097	237,100	854,506	(49,855)	(249,091)	798,757

Net income for first six months of 2001			65,176			65,176
Translation adjustment for the first six months of 2001				(9,649)		(9,649)

Total comprehensive income*						55,527

Cash dividends paid on common stock, $.50 per share			(26,405)			(26,405)
Stock incentive programs and related tax effects	22	5,235				5,257

Balance at June 30, 2001	$6,119	$242,335	$893,277	$(59,504)	$(249,091)	$833,136

*Total comprehensive income for the second quarters of 2001 and 2000 was $25,702 and $30,477, respectively, and was $57,851 for the first six months of 2000.

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

             The accompanying unaudited consolidated financial statements have been prepared by Bemis Company, Inc. (the Company) in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.  It is management’s opinion, however, that all material adjustments (consisting of normal recurring accruals) have been made which are necessary for a fair financial statement presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

             During 2000, the Financial Accounting Standards Board (FASB) through its Emerging Issues Task Force (EITF) reached a consensus that amounts billed for shipping and handling should be included in revenue and costs incurred by the seller for shipping and handling should be classified as cost of products sold.  Accordingly, net sales and cost of products sold have been restated.  Previously, the Company had recorded both revenue and costs of shipping and handling in net sales.

             For further information, refer to the consolidated financial statements and footnotes included in the Company’s annual report on Form 10-K for the year ended December 31, 2000.

Note 2.  New Accounting Pronouncements

             In July 2001, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets”.  SFAS No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001.  SFAS No. 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment.  SFAS 141 is effective for all business combinations initiated after June 30, 2001, and for all business combinations accounted for by the purchase method for which the date of acquisitions is after June 30, 2001.  The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001.  The Company is reviewing these standards and has not yet determined the impact of this standard on its consolidated financial statements.

             Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138.  This new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships.  The effect of adopting this standard was not material to the Company’s consolidated financial statements.  Upon adoption, the Company recorded the immaterial impact as interest expense.

             The Company enters into forward foreign currency exchange contracts to offset movements in certain foreign currency denominated receivables and payables. Forward foreign currency exchange contracts generally have maturities of less than nine months and relate primarily to major Western European currencies.  Counterparties to the forward foreign currency exchange contracts are major financial institutions.  Credit loss from counterparty nonperformance is not anticipated.

             The Company has elected to not use hedge accounting for their current derivative instruments and, therefore, the gains or losses on the derivative instruments are recognized currently in earnings.  The income statement impact for the quarter ended June 30, 2001, is immaterial.

Note 3  - Segments of Business

             The Company’s business activities are organized around its two principal business segments, Flexible Packaging and Pressure Sensitive Materials.  Both internal and external reporting conform to this organizational structure with no significant differences in accounting policies applied.  The Company evaluates the performance of its segments and allocates resources to them based on operating profit, which is defined as profit before general corporate expense, interest expense, income taxes, and minority interest.  A summary of the Company’s business activities reported by its two business segments follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Business Segments (in millions)	2001	2000	2001	2000

Net Sales to Unaffiliated Customers:
Flexible Packaging	$457.6	$402.2	$908.6	$795.0
Pressure Sensitive Materials	124.0	135.2	250.5	255.8

Intersegment Sales:
Flexible Packaging		(0.1)	(0.1)	(0.8)
Pressure Sensitive Materials				(0.1)

Total	$581.6	$537.3	$1,159.0	$1,049.9

Operating Profit and Pretax Profit:
Flexible Packaging	$72.1	$55.2	$134.1	$104.5
Pressure Sensitive Materials	0.1	14.1	4.4	25.5

Total operating profit	72.2	69.3	138.5	130.0

General corporate expenses	(6.5)	(5.6)	(13.8)	(12.9)
Interest expense	(8.2)	(6.4)	(18.9)	(12.1)
Minority interest in net income	(0.1)	(0.2)	(0.2)	(0.2)

Income before income taxes	$57.4	$57.1	$105.6	$104.8

Identifiable Assets:
Flexible Packaging			$1,479.0	$1,215.3
Pressure Sensitive Materials			348.8	328.6

Total identifiable assets			1,827.8	1,543.9
Corporate assets			58.5	44.8

Total			$1,886.3	$1,588.7

Note 4 - Taxes Based On Income

             The Company's 2001 effective tax rate of 38% differs from the federal statutory rate of 35% primarily due to state and local income taxes.

Note 5 - Inventories

             The Company’s inventories are valued at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.  Inventories are summarized as follows:

(in thousands)	June 30, 2001	December 31, 2000

Raw materials and supplies	$82,582	$84,867
Work in process and finished goods	201,845	189,456

Total inventories	$$284,427	$274,323

Note 6 - Earnings Per Share Computations

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000

Income available to common stockholders (numerator)	$35,489,000	$35,350,000	$65,176,000	$64,993,000
Weighted-average common shares outstanding (denominator)	52,811,698	53,139,293	52,807,492	53,307,062
Basic earnings per share of common stock	$0.67	$0.67	$1.23	$1.22
Dilutive effects of stock option and stock awards, net of windfall tax benefits	110,216	477,669	132,856	344,681
Weighted-average common shares and common stock equivalents outstanding (denominator)	52,921,914	53,616,962	52,940,348	53,651,743
Diluted earnings per share of common stock	$0.67	$0.66	$1.23	$1.21

             Certain options outstanding at June 30, 2001 and 2000, (150,000 shares and 393,346 shares, respectively) were not included in the computation of diluted earnings per share because they would not have had a dilutive effect.